June 6, 2013

Scott Chisholm

2521 Steiner Street

San Francisco, CA 94115

Dear Scott:

This Transition and Separation Agreement (the "Agreement") confirms the agreement between Redwood Trust, Inc. (together with its subsidiaries and affiliates, the “Company”) and you regarding your transition and separation from the Company as of the earlier of July 1, 2013 or the date upon which your employment is otherwise terminated by you or the Company (the “Separation Date”). The Company has no liability to you for severance pay or for any other reason. Nonetheless, contingent upon your provision of the transition services detailed herein, and to assist you in transitioning to other employment, the Company has agreed to make the payments set forth in this Agreement, to which payments you agree you are not otherwise entitled, subject to the terms and conditions set forth below.

1. Employment Transition Period; Final Payment of Accrued Wages and Expenses.

a) During the period beginning June 6, 2013 and ending on the Separation Date (the “Transition Period”), you will continue to be employed in your current position and to receive salary and benefits at the level in effect as of June 6, 2013 (plus, in the case of each of your June 15, 2013 and June 30, 2013 salary payments, an additional $1,000 of salary). During the Transition Period, your employment will continue to be terminable on an at-will basis, without cause or notice, by either you or the Company.

i)	In the event that your employment is terminated during the Transition Period by the Company for Cause, as defined in subsection 1a)iii), below, you will receive all wages and accrued, unused vacation or paid time off (“PTO”) owed to you as of the termination date.

ii)	In the event that your employment is terminated by the Company during the Transition Period other than for Cause, and within 14 days following such termination of employment you execute and allow to become effective the General Release of Claims (the “General Release”) attached as Exhibit A hereto then you will receive $500,000 payable in a lump sum, on the next regular payroll date following the effective date of the General Release.

iii)	“Cause” for purposes of this Agreement shall mean and refer to your engaging in an act or omission that is in bad faith and to the detriment of the Company; misconduct, willful malfeasance, or any act of dishonesty or moral turpitude by you; your disclosure of Company confidential information not required by your duties; or your engaging in any act of commercial bribery, any criminal act or perpetration of fraud.

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b) On the Separation Date, you will be paid an amount equal to all accrued wages through the Separation Date, including vacation or PTO accrued and unused through the Separation Date. You further acknowledge that you will be reimbursed for all preapproved expenses incurred by you during the Transition Period and submitted by you for payment in accordance with the Company’s expense reimbursement policies on or before the Separation Date. You agree that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

2. Separation Payments and Benefits.

a) In the event you voluntarily resign your employment with the Company effective on the Separation Date, and contingent upon your execution of the General Release no earlier than the Separation Date and no later than the 14th day following the Separation Date, you shall be entitled to receive the following payments:

i)	An amount equal to $500,000 payable in a one-time lump sum payment on the first regular payroll date following the effective date of the General Release; and

ii)	An amount equal to $1,250,000 payable in substantially equal installments on a monthly basis in accordance with the Company’s normal payroll practices, during the period commencing on January 1, 2014 and ending on December 31, 2015.

b) Pursuant to the terms of the applicable award agreements, in the event you voluntarily resign your employment with the Company effective on the Separation Date, you will have vested in 76,531 shares of Company common stock pursuant to previously granted Deferred Stock Units, and all unvested Performance Stock Units and unvested Deferred Stock Units shall be forfeited without payment of any consideration.

3. COBRA. Medical, Dental, and Vision insurance coverage in effect as of the Separation Date will end on the last day of the month in which the Separate Date falls. You may thereafter elect to continue your health, dental, and vision insurance coverage under COBRA, at your own expense.

4. Return of Company Property. You will return to the Company all Company documents, files and property in your possession on the earlier of the Separation Date or the actual date of termination of your employment. Your receipt of the separation payments pursuant to Section 2 is conditioned upon your compliance with the terms of this Section 4.

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5. Maintaining Confidential Information. You will not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner that is detrimental to the Company’s interests. By your execution of this Agreement, you confirm your continuing obligations toward the Company under the Employment and Confidentiality Agreement executed by you on September 9, 2009 in conjunction with your commencing employment with the Company (the “Confidentiality Agreement”).

6. Cooperation With the Company. You will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

7. General Release of the Company. You understand that by agreeing to this release you are agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date you sign this Agreement.

a) On behalf of yourself and your heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, divisions, parent corporations, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment, remuneration or resignation by the Releasees, or any of them, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

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b) Notwithstanding the generality of the foregoing, you do not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers' compensation insurance benefits under the terms of any worker's compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company's group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Your right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing claims of discrimination, harassment and retaliation; provided, however, that you do release your right to secure any damages for such alleged discriminatory treatment;

(v) Claims by you against the Company to enforce the terms of this Agreement, including, without limitation, (A) claims for the payment of the cash amounts set forth in Sections 1 and 2 of this Agreement in accordance with the terms of this Agreement and (B) claims for the delivery of the shares of Company common stock underlying the vested Deferred Stock Units described in Section 2 of this Agreement in accordance with the terms of this Agreement, the applicable award agreements, and applicable law and regulation; and

(vi) Any other obligation of the Company that cannot be waived as a matter of law.

c) YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

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"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

8. Non-disparagement. You shall not disparage or otherwise communicate to any Company employee, customer, competitor or other person or entity negative statements about the Company, its employees, products, services, or business. The Company shall instruct its officers and directors to not disparage or otherwise communicate negative statements about you. If contacted by prospective employers, the Company will provide, consistent with its standard policy, your job title and dates of employment (and, if you should request us to do so, we will also provide any such prospective employer with your compensation history while employed by the Company).

9. Non-Solicitation. You acknowledge and agree that the Company has invested substantial time, effort and expense in compiling its confidential and trade secret information and in assembling its present staff of personnel. In order to protect the confidentiality of the Company’s Confidential Information (as defined in the Confidentiality Agreement), you agree that, during period from the Separation Date through December 31, 2015, you shall not do the following:

a)	approach, contact, or otherwise communicate in any way with any customer of the Company with the use or assistance of the Company’s Confidential Information that you obtained during your employment with the Company for the purpose of engaging in, or assisting others in, soliciting business from that customer for the sale or distribution of financial products similar to those sold by the Company or related products or services that would replace those sold by the Company (for the avoidance of doubt, you are not restricted from approaching, contacting, or otherwise communicating with customers of the Company for the purpose of engaging in, or assisting others in, soliciting business from those customers for the sale or distribution of financial products similar to those sold by the Company or related products or services that would replace those sold by the Company provided that you do so without the use or assistance of the Company’s Confidential Information that you obtained during your employment with the Company unless that same Confidential Information is independently obtained by you without a breach of your confidentiality obligations to the Company);

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b)	approach, counsel or attempt to induce any person who is then in the employ of the Company to leave the employ of the Company, or solicit for employment any person who is in the employ of the Company; or

c)	aid, assist or counsel any other person, firm or corporation to do any of the above.

Notwithstanding any provision of this Agreement or the Confidentiality Agreement, for purposes of both this Agreement and the Confidentiality Agreement the Company’s Confidential Information shall not include the names and contact information of customers of the Company.

10. Injunctive Relief. You recognize and acknowledge that a breach of the covenants contained in this Agreement will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, you agree that in the event of a breach of any of the covenants contained in this Agreement, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

11. Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

12. Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

13. Voluntary and Knowing Agreement. You represent that you have thoroughly read and considered all aspects of this Agreement, that you understand all its provisions and that you are voluntarily entering into said Agreement.

14. Entire Agreement; Amendment. This Agreement sets forth the entire agreement between you and the Company and supersedes any and all prior oral or written agreements or understanding between you and the Company concerning the subject matter hereof. This Agreement may not be altered, amended or modified, except by a further written document signed by both (i) you and (ii) one of the Chief Executive Officer or the General Counsel of the Company, on behalf of the Company.

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If the above accurately reflects your understanding, please date and sign the enclosed copy of this letter in the places indicated below and return that copy to Andrew Stone, General Counsel, by email or fax at (415) 381-1773.

Respectfully,

/s/ Martin S. Hughes

Martin S. Hughes
Chief Executive Officer,
Redwood Trust, Inc.

Accepted and agreed to on this 6th day of June, 2013.

/s/ Scott Chisholm
Scott Chisholm

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EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this ___ day of July, 2013, between you, and Redwood Trust, Inc. (together with its subsidiaries and affiliates, the “Company”) (with you and the Company collectively referred to herein as the “Parties”), effective eight days after your signature (the “Effective Date”), unless you revoke your acceptance as provided in Paragraph 1(c), below.

1.	General Release of the Company. You understand that by agreeing to this release you are agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date you sign this agreement.

a)	On behalf of yourself and your heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, divisions, parent corporations, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment, remuneration or resignation by the Releasees, or any of them, including any Claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

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b)	Notwithstanding the generality of the foregoing, you do not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers' compensation insurance benefits under the terms of any worker's compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company's group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Your right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing claims of discrimination, harassment and retaliation; provided, however, that you do release your right to secure any damages for such alleged treatment;

(v) Claims by you against the Company to enforce the terms of the Agreement dated as of June 6, 2013, including, without limitation, (A) claims for the payment of the cash amounts set forth in Sections 1 and 2 of the Agreement dated as of June 6, 2013 in accordance with the terms of that Agreement and (B) claims for the delivery of the shares of Company common stock underlying the vested Deferred Stock Units described in Section 2 of the Agreement dated as of June 6, 2013 in accordance with the terms of that Agreement, the applicable award agreements, and applicable law and regulation; and

(vi) Any other obligation of the Company that cannot be waived as a matter of law.

c)	YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

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BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

2.	OWBPA Notice. In accordance with the Older Workers Benefit Protection Act of 1990, you acknowledge that you are aware of the following:

a)	This paragraph, and this Release, are written in a manner calculated to be understood by you.

b)	The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which you sign this Release.

c)	Together with the Agreement dated as of June 6, 2013, this Release provides for consideration in addition to anything of value to which you are already entitled.

d)	You have been advised to consult an attorney before signing this Release.

e)	You have been granted twenty-one (21) days after you are presented with this Release to decide whether or not to sign this Release. If you execute this Release prior to the expiration of such period, you do so voluntarily and after having had the opportunity to consult with an attorney, and hereby waive the remainder of the twenty-one (21) day period.

f)	You have the right to revoke this Release within seven (7) days of signing it. In the event this Release is revoked, the June 6, 2013 Agreement will be null and void in its entirety, and you will not receive the benefits of that Agreement.

If you wish to revoke this agreement, you must deliver written notice stating that intent to revoke to Andy Stone, General Counsel, by email or fax at (415) 381-1773, on or before 5:00 p.m. on the seventh (7th) day after the date on which you sign this Release.

3. Employee’s Representations. You represent and warrant that:

a)	You have returned to the Company all Company property in your possession;

b)	You have been paid all wages, commissions, bonuses or other compensation, owed to you;

c)	During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law;

d)	You have not made any disparaging comments about the Company, nor will you do so in the future; and

e)	You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.

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5. Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

6. Choice of Law. The Agreement dated June 6, 2013 and this Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

7. Integration Clause. This Release and the Agreement dated June 6, 2013 contain our entire agreement with regard to the transition and separation of your employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by both (i) you and (ii) one of the Chief Executive Officer or the General Counsel of the Company, on behalf of the Company.

8. Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

SCOTT CHISHOLM	REDWOOD TRUST, INC.

By:
Title:

Date	Date

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